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                                  Exhibit 21.1
                      Cascade Bancorp List of Subsidiaries

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NAMES                                       STATE OF INCORPORATION            DOES BUSINESS

Bank of the Cascades                                 Oregon                           N/A

Cascade Bancorp Financial Services, Inc.             Oregon                           N/A

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